Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 18, 2016, relating to the consolidated financial statements and consolidated financial statement schedule of Pacific Gas and Electric Company, and the effectiveness of Pacific Gas and Electric Company’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Pacific Gas and Electric Company for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

January 4, 2017